EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OCEANFIRST FINANCIAL CORP.,

OCEANFIRST BANK

AND

COLONIAL AMERICAN BANK

FEBRUARY 25, 2015

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions	2
ARTICLE II THE MERGER		10
2.1.	Merger	10
2.2.	Closing; Effective Time	10
2.3.	Certificate of Incorporation and Bylaws	10
2.4.	Directors and Officers of Surviving Bank	11
2.5.	Effects of the Merger	11
2.6.	Tax Consequences	11
2.7.	Possible Alternative Structures	11
2.8.	Additional Actions	12
ARTICLE III CONVERSION OF SHARES		12
3.1.	Conversion of CAB Common Stock; Consideration	12
3.2.	Procedures for Exchange of CAB Common Stock	15
3.3.	Reservation of Shares	17
3.4.	Treatment of CAB Stock Options	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CAB		18
4.1.	Standard	18
4.2.	Organization	18
4.3.	Capitalization	19
4.4.	Authority; No Violation	20
4.5.	Consents	21
4.6.	Financial Statements	21
4.7.	Taxes	23
4.8.	No Material Adverse Effect	23
4.9.	Material Contracts; Leases; Defaults	23
4.10.	Ownership of Property; Insurance Coverage	25
4.11.	Legal Proceedings	25
4.12	Compliance With Applicable Law	26
4.13.	Employee Benefit Plans	27
4.14.	Brokers, Finders and Financial Advisors	29
4.15.	Environmental Matters	29
4.16.	Loan Portfolio and Investment Securities	30
4.17.	Other Documents	31
4.18.	Related Party Transactions	31
4.19.	Deposits	32
4.20.	Antitakeover Provisions Inapplicable; Required Vote	32
4.21.	Registration Obligations	32
4.22.	Risk Management Instruments	32
4.23.	Fairness Opinion	33
4.24.	Intellectual Property.	33
4.25.	Trust Accounts	33
4.26.	Untrue Statements and Omissions	33
4.27.	Absence of Undisclosed Liabilities	33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF OFFC AND OFB		33

(i)

5.1.	Standard	34
5.2.	Organization and Related Matters of OFFC	34
5.3.	Capitalization	35
5.4.	Authorization	35
5.5.	Financial Statements	35
5.6.	Consents and Approvals	36
5.7.	Merger Registration Statement	36
5.8.	Regulatory Matters	37
5.9.	Untrue Statements and Omissions	37
5.10.	Absence of Certain Changes or Events	37
5.11.	Legal Proceedings; Etc.	37
5.12.	Compliance with Laws	38
5.13.	Antitakeover Provisions	38
5.14.	Deposit Insurance	39
5.15.	Reports	39
ARTICLE VI COVENANTS OF CAB		39
6.1.	Conduct of Business	39
6.2.	Current Information	43
6.3.	Access to Properties and Records	44
6.4.	Financial and Other Statements	45
6.5.	Maintenance of Insurance	46
6.6.	Disclosure Supplements	46
6.7.	Consents and Approvals of Third Parties	46
6.8.	All Reasonable Efforts	46
6.9.	Failure to Fulfill Conditions	46
6.10.	No Solicitation	46
6.11.	Board of Directors and Committee Meetings	48
6.12.	Termination of the CAB 401(k) Plan	49
6.13.	Employment Agreements	49
ARTICLE VII COVENANTS OF OFFC AND OFB		49
7.1.	Financial and Other Statements	49
7.2.	Disclosure Supplements	49
7.3.	Consents and Approvals of Third Parties	50
7.4.	All Reasonable Efforts	50
7.5.	Failure to Fulfill Conditions	50
7.6.	Employee Benefits;	50
7.7.	Directors and Officers Indemnification and Insurance	51
7.8.	Stock Listing	53
7.9.	Stock Reserve	53
ARTICLE VIII ADDITIONAL AGREEMENTS		53
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	53
8.2.	Regulatory Approvals	55
8.3.	Liquidating Trust	55
ARTICLE IX CLOSING CONDITIONS		56
9.1.	Conditions to Each Party’s Obligations under this Agreement	56
9.2.	Conditions to the Obligations of OFFC and OFB under this Agreement	57
9.3.	Conditions to the Obligations of CAB under this Agreement	58

(ii)

ARTICLE X THE CLOSING		59
10.1.	Time and Place	59
10.2.	Deliveries at the Pre-Closing and the Closing	59
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		59
11.1.	Termination	59
11.2.	Effect of Termination	61
11.3.	Amendment, Extension and Waiver	62
ARTICLE XII MISCELLANEOUS		62
12.1.	Confidentiality	62
12.2.	Public Announcements	62
12.3.	Survival	62
12.4.	Notices	63
12.5.	Parties in Interest	64
12.6.	Complete Agreement	64
12.7.	Counterparts	64
12.8.	Severability	65
12.9.	Governing Law	65
12.10.	Interpretation	65
12.11.	Specific Performance	65
12.12.	Waiver of Jury Trial	66

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Warrant Termination Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 25, 2015, by and among OceanFirst Financial Corp, a Delaware corporation (“OFFC”), OceanFirst Bank, a federally-chartered capital stock savings bank (“OFB”), and Colonial American Bank, a New Jersey chartered commercial bank (“CAB”). Each of OFFC, OFB and CAB is sometimes individually referred to herein as a “party,” and OFFC, OFB and CAB are collectively sometimes referred to as the “parties.”

WHEREAS, the board of directors of each of OFFC, OFB and CAB has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) approved this Agreement at meetings of each such board of directors; and

WHEREAS, in accordance with the terms of this Agreement, CAB will merge with and into OFB, a wholly owned subsidiary of OFFC (the “Merger”); and

WHEREAS, as a condition to the willingness of OFFC and OFB to enter into this Agreement, each of the directors, executive officers and those stockholders of CAB listed on CAB DISCLOSURE SCHEDULE 1 hereto (“CAB Insiders”) have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with OFFC (the “Voting Agreements”), pursuant to which each such director, executive officer and stockholder has agreed, among other things, to vote all shares of common stock of CAB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements and each such CAB Insider has, effective as of the date hereof, tendered to OFFC for purchase pursuant to the terms of a Warrant Termination Agreement in substantially the form of Exhibit B hereto, each CAB Warrant held by such CAB Insider; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acknowledgement Agreement” has the meaning set forth in Section 8.4

“Acquisition Proposal” has the meaning set forth in Section 6.10.

“Acquisition Transaction” has the meaning set forth in Section 6.10.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“ATSM” has the meaning set forth in Section 6.3.2.

“Bank Regulator” means any Federal or state banking regulator, including, but not limited to, the OCC, FDIC, the NJ Department, and the FRB, which regulates OFFC, OFB or CAB, or any of their respective holding companies or subsidiaries, as the case may be.

“Benefits Schedule” has the meaning set forth in Section 4.13.12.

“Burdensome Condition” has the meaning set forth in Section 8.2.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New Jersey.

“CAB Common Stock” means the common stock, par value $2.00 per share, of CAB.

“CAB Common Stock Value” has the meaning set forth in Section 3.1.3.

“CAB Compensation and Benefits Plans” has the meaning set forth in Section 4.13.1 hereof.

“CAB DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by CAB to OFFC specifically referring to the appropriate section of this Agreement.

“CAB Financial Statements” means (a) the audited balance sheets (including related notes and schedules, if any) of CAB as of December 31, 2013 and 2012 and the statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CAB for each of the three years ended December 31, 2013, 2012 and 2011, and (b) the unaudited interim financial statements of CAB as of the end of each calendar quarter following December 31, 2013 and for the periods then ended.

“CAB Insider” has the meaning ascribed to it in the Recitals hereto.

“CAB 401(k) Plan” means the Colonial American Bank 401(k) Plan.

“CAB Non-Qualified Agreements” has the meaning set forth in Section 7.6.2.

“CAB Option Grant Agreement” has the meaning set forth in Section 3.4(a).

“CAB Preferred Stock” means the preferred stock, par value $2.00 per share, of CAB.

“CAB Recommendation” has the meaning set forth in Section 8.1.1.

“CAB Regulatory Reports” means the Call Reports of CAB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2014, through the Closing Date.

“CAB Representatives” has the meaning set forth in Section 6.10.

“CAB Series A Preferred Stock” means the issued and outstanding shares of Senior Perpetual Participating Preferred Stock, Series A, par value $2.00 per share, of CAB.

“CAB Severance Plan” has the meaning set forth in Section 7.6.4.

“CAB Stockholders” has the meaning set forth in Section 8.3.

“CAB Stock Compensation Plan” has the meaning set forth in Section 3.4(a).

“CAB Stock Option Plan” has the meaning set forth in Section 3.4(a)

“CAB Stock Options” has the meaning set forth in Section 3.4(a).

“CAB Stockholder Approval” has the meaning set forth in Section 4.4.

“CAB Stockholders Meeting” has the meaning set forth in Section 8.1.

“CAB Stock Plan” means the 2011 Stock Award and Incentive Plan.

“CAB Subsequent Determination” has the meaning set forth in Section 6.10.3.

“CAB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by CAB.

“CAB Warrants” mean the outstanding warrants to purchase shares of CAB Common Stock, with an exercise price of $10.00 per share and a term ending on April 14, 2021.

“Certificate” means a certificate evidencing shares of CAB Common Stock.

“Claim” has the meaning set forth in Section 7.7.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Book Value” has the meaning set forth in Section 3.1.3(b).

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial American Bank” or “CAB” means Colonial American Bank, a New Jersey chartered commercial bank, with its principal offices located at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748.

“Confidentiality Agreement” means the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Consideration” means OFFC Common Stock in an aggregate per share amount to be paid by OFFC for each share of CAB Common Stock, as set forth in Section 3.1.

“Continuing Employees” has the meaning set forth in Section 7.6.1.

“Designated Loan(s)” has the meaning set forth in Section 3.1.3(a).

“Designated Value” has the meaning set forth in Section 3.1.3(a).

“Dissenting Shares” has the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” has the meaning set forth in Section 3.1.4.

“Effective Time” means the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended,

42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.13.4

“ERISA Affiliate Plan” has the meaning set forth in Section 4.13.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer and Trust Company, or such other bank or trust company or other agent designated by OFFC, and reasonably acceptable to CAB, which shall act as agent for OFFC in connection with the exchange procedures for exchanging Certificates for the Consideration.

“Exchange Fund” has the meaning set forth in Section 3.2.1.

“Exchange Ratio” has the meaning set for in Section 3.1.3.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” means the Federal Home Loan Bank.

“Financial Statements of OFFC” has the meaning set forth in Section 5.4.1.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“G3K Claims” means any and all claims to recovery, whether through litigation, insurance proceeds or otherwise, related to or arising out of CAB’s purchase of a participation interest from Veritas Financial Partners (“VFP”) in a credit memorialized in a Loan and Security Agreement between VFP and Projuban, LLC d/b/a/ G3K Displays.

“G3K Recovery” has the meaning set forth in Section 3.1.3(c).

“HIPAA” means the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners Loan Act of 1934, as amended.

“Indemnified Liabilities” has the meaning set forth in Section 7.7.2.

“Indemnified Parties” has the meaning set forth in Section 7.7.2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person. For purposes of this Agreement, references to the “Knowledge of OFFC” shall include facts that are known or should have been known to Christopher D. Maher, Michael Fitzpatrick, Joseph Iantosca, Joseph Lebel or Steven Tsimbinos, and references to the “Knowledge of CAB” shall include facts that are known or should have been known to Anthony Giordano, Lauren Bell, Lisa Borghese or Nancy Mazza.

“Liquidating Trust” has the meaning set forth in Section 8.3.

“Material Adverse Effect” means, with respect to OFFC or CAB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations, business or prospects of OFFC and the OFFC Subsidiaries taken as a whole, or CAB, respectively, or (b) materially impairs the ability of either OFFC or OFB, on the one hand, or CAB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole, or (vi) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions, including changes in interest rates, and which do not disproportionately adversely affect CAB on the one hand or OFFC or OFB on the other hand.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” has the meaning set forth in Section 7.7.1.

“Merger” means the merger of CAB with and into OFB pursuant to the terms hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of OFFC Common Stock to be offered to holders of CAB Common Stock or CAB Series A Preferred Stock in connection with the Merger.

“Merging Bank” has the meaning set forth in Section 2.1.

“Minimum Book Value” has the meaning set forth in Section 3.1.3(b).

“New Jersey Banking Law” means the New Jersey New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“New CAB Executive Employment Agreement” has the meaning set forth in Section 8.4.

“New Stock Options” has the meaning set forth in Section 3.4(a).

“NJ Department” means the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Notice of Superior Proposal” has the meaning set forth in Section 6.10.3.

“OCC” means the Office of the Comptroller of the Currency.

“OFB” means OceanFirst Bank, a Federally-chartered savings bank, with its main office located at 975 Hooper Avenue, Toms River, New Jersey 08753-8396, which is a wholly owned subsidiary of OFFC.

“OFFC” means OceanFirst Financial Corp., a Delaware corporation, with its principal executive offices located at 975 Hooper Avenue, Toms River, New Jersey 08753-8396.

“OFFC Common Stock” means the common stock, par value $0.01 per share, of OFFC.

“OFFC Common Stock Value” has the meaning set forth in Section 3.1.3.

“OFFC DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by OFFC to CAB specifically referring to the appropriate section of this Agreement.

“OFFC Stock Benefit Plans” means the 2006 Stock Plan and the 2011 Stock Plan.

“OFFC Financial Statements” means the (a) the audited consolidated statements of financial condition (including related notes and schedules) of OFFC as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of OFFC for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in OFFC’s annual report for the year ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of OFFC as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by OFFC in its Securities Documents.

“OFFC Reports” has the meaning set forth in Section 5.14.

“OFFC Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by OFFC or OFB.

“Old Stock Options” has the meaning set forth in Section 3.4(a).

“Other Real Estate Owned” and “OREO” means real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Overage” has the meaning set forth in Section 3.1.3(a).

“Participation Facility” means any facility with regard to which CAB participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Per Share Common Book Value Shortfall” has the meaning set forth in Section 3.1.3(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” and “Phase II” has the meaning set forth in Section 6.3.2.

“Pre-Closing” has the meaning set forth in Section 10.1

“Proxy Statement-Prospectus” has the meaning set forth in Section 8.1.

“Regulatory Agreement” has the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Retention Payments” has the meaning set forth in Section 7.6.4.

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Subsidiary” means a CAB Subsidiary or OFFC Subsidiary, as the case may be.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (a) CAB’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of CAB than the transactions contemplated in this Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (b) is not conditioned on obtaining financing (and with respect to which OFFC has received written evidence of such Person’s ability to fully finance its Acquisition Proposal), (c) is for all of the outstanding shares of CAB Common Stock, (d) CAB’s financial advisor has advised CAB that the terms and conditions of the Acquisition Proposal are more favorable to the stockholders of CAB from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by OFFC in response to such Acquisition Proposal), and (e) is reasonably likely to be completed on the proposed terms taking into account all legal, financial, regulatory and other aspects of the proposal and its proponent.

“Surviving Bank” has the meaning set forth in Section 2.1 hereof.

“Termination Date” means December 31, 2015.

“Termination Fee” has the meaning set forth in Section 11.2.2(c).

“Treasury Stock” has the meaning set forth in Section 3.1.2.

“Trigger Event” has the meaning set forth in Section 11.2.2(c).

“USA PATRIOT Act” has the meaning set forth in Section 4.12.1.

“VFP” has the meaning set forth in the definition of G3K Claims.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CAB, with its principal office being located at 1405 Route 35 North, Middletown Plaza, Middletown, New Jersey 07748 and having branch offices at the locations set forth on CAB DISCLOSURE SCHEDULE 2.1 hereto (the “Merging Bank”), shall merge with and into OFB, with OFB as the resulting or surviving corporation (the “Surviving Bank”), with its main office to be maintained at 975 Hooper Avenue, Toms River, New Jersey 08753-8396 having branch offices at the locations set forth on OFFC DISCLOSURE SCHEDULE 2.1; and (b) the separate existence of CAB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CAB shall be vested in and assumed by OFB. As part of the Merger, each share of CAB Common Stock will be converted into the right to receive the Consideration pursuant to the terms of Article III hereof. The business of the Surviving Bank shall be that of a Federally-chartered savings bank. This business shall be conducted by the Surviving Bank at its principal office identified in this Section 2.1, and at its legally established branches and at the locations occupied by the Merging Bank. The name by which the Surviving Bank will be known after the Bank Merger is effective is OceanFirst Bank

2.2.	Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten (10) Business Days following the latest to occur of (a) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (b) the approval of the Merger by the stockholders of CAB, or (c) at such other date or time upon which OFFC and CAB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate is filed with the NJ Department, or as otherwise stated in the certificate, in accordance with the New Jersey Banking Law.

2.3.	Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of OFB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4.	Directors and Officers of Surviving Bank.

The directors and officers of OFB immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, the officers of OFB immediately prior to the Effective Time shall be the officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law and HOLA. The principal office and each branch office of the Surviving Bank giving effect to the Merger, are the principal office of OFB and the branch offices of CAB and OFB as set forth on CAB Disclosure Schedule 2.1 and OFFC Disclosure Schedule 2.1.

2.6.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither OFFC, OFB, CAB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. OFFC, OFB and CAB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver legal opinions as to the tax effects set forth herein, which certificates shall be effective as of the date of such opinions.

2.7.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time OFFC shall be entitled to revise the structure of the Merger described in Section 2.1 hereof; provided, that (a) the consideration to be paid to the holders of CAB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; (b) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (c) such modification will not effect the tax treatment of the Merger specified in Section 2.6 hereof. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.	Additional Actions.

If, at any time after the Effective Time, OFFC or OFB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OFFC or OFB its right, title or interest in, to or under any of the rights, properties or assets of CAB, or (b) otherwise carry out the purposes of this Agreement, CAB and its officers and directors shall be deemed to have granted to OFFC and OFB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OFFC or OFB its right, title or interest in, to or under any of the rights, properties or assets of CAB or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of OFFC and OFB are authorized in the name of CAB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1.	Conversion of CAB Common Stock; Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of OFFC and OFB, CAB or the holders of any of the shares of CAB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of OFFC Common Stock and the common stock of OFB that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of CAB Common Stock held in the treasury of CAB and each share of CAB Common Stock owned by OFFC or any direct or indirect wholly owned subsidiary of OFFC or of CAB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of CAB Common Stock, and each share of CAB Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive (ii) .3736 shares (the “Exchange Ratio”) of OFFC Common Stock (the “Consideration”); provided, however, that the Exchange Ratio shall be subject to adjustment as follows:

(a)

For a period of time commencing on the date hereof and ending one hundred twenty (120) days thereafter, CAB may sell any or all of the loans set forth on CAB DISCLOSURE SCHEDULE 3.1.3(a), (each, a “Designated Loan”, or in the aggregate the “Designated Loans”). If such sale yields a net (after expenses of sale) price for each Designated Loan so sold in excess of the value set forth on Schedule 3.1.3(a) (the “Designated Value”) (such difference between the net (after expenses of sale) price for such sold Designated Loan(s) and the Designated Value of such Designated Loan(s), the “Overage”), the Exchange Ratio shall be increased by dividing the Overage by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock) and dividing the result by the OFFC Common Stock Value (as defined below) and adding the result to the Exchange Ratio. CAB shall not be obligated to sell any Designated Loan; provided, however, that in the event CAB chooses to sell a Designated Loan and the net (after expenses of the sale) sale price is less than the Designated Value for such Designated Loan, then such shortfall shall be applied against the net (after expenses of sale) price for any other Designated Loan sold in determining whether there is an Overage and the amount of such Overage.

(b)	In the event that CAB’s tangible shareholders equity as of the month end prior to the Closing Date calculated in accordance with GAAP, without giving effect to (i) any increase resulting from the reversal of any reserve for CAB’s deferred tax assets or (ii) any reduction in comprehensive income resulting from the change in value of AFS securities, less any Overage used to adjust the Exchange Ratio pursuant to Section 3.1.3(a) above (“Closing Book Value”), is less than $9,655,921 (the ”Minimum Book Value”), then the Exchange Ratio will be reduced by dividing the Per Share Common Book Value Shortfall (as defined below) by the OFFC Common Stock Value and deducting the result from the Exchange Ratio. For purposes hereof, the Per Share Common Book Value Shortfall shall be determined by subtracting the Closing Book Value from the Minimum Book Value and dividing the result by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock).

(c)	In the event that (i) prior to Closing CAB actually receives (and does not contribute to the Liquidating Trust) one or more cash payments in recovery on the G3K Claims (net of any expenses accrued or owed in connection with such recoveries, the “G3K Recovery”), and, (ii) without giving effect to such G3K Recovery, CAB’s Closing Book Value was in excess of the Minimum Book Value, then the Exchange Ratio will be increased by dividing the amount of G3K Recovery by the number of shares of CAB Common Stock then outstanding (assuming the full conversion of the CAB Series A Preferred Stock) and dividing the result by the OFFC Common Stock Value and adding the result to the Exchange Ratio; provided, however, that no such adjustment shall be made unless it would increase the Exchange Ratio by at least one basis point.

(d)	Any adjustment to the Exchange Ratio pursuant to Paragraphs (a) or (c) above shall be calculated without any effect for taxes due on such income, but only to the extent that any such income is offset for Federal and New Jersey state tax purposes by net operating loss carryforwards of CAB that are not usable by OFB after the Merger.

The Exchange Ratio was determined by dividing (x) $6.21, the value attributed to one (1) share of CAB Common Stock (the “CAB Common Stock Value”) by (y) $16.62, the average of the daily closing prices of a share of OFFC Common Stock as reported on the NASDAQ Global Select Market for the twenty (20) consecutive trading days immediately preceding the date of this Agreement (the “OFFC Common Stock Value”). Any adjustment to the Exchange Ratio will be calculated using the OFFC Common Stock Value.

3.1.4. Each outstanding share of CAB Common Stock the holder of which has perfected his, her or its right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. CAB shall give OFFC prompt notice upon receipt by CAB of any such demands for payment of the fair value of such shares of CAB Common Stock and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and OFFC shall have the right to participate in all negotiations and proceedings with respect to any such demands. CAB shall not, except with the prior written consent of OFFC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of CAB Common Stock shall be converted into a right to receive the Consideration in accordance with the applicable provisions of this Agreement.

3.1.6. After the Effective Time, shares of CAB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Consideration.

3.1.7. In the event OFFC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OFFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding OFFC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange

Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to OFFC Common Stock if OFFC issues additional shares of OFFC Common Stock and receives fair market value consideration for such shares.

3.2.	Procedures for Exchange of CAB Common Stock.

3.2.1. OFFC to Make Consideration Available. OFFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CAB Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of OFFC Common Stock (including the estimated amount of cash to be paid in lieu of fractional shares of CAB Common Stock) (such cash and certificates for shares of OFFC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2. Exchange of Certificates. OFFC shall take all steps necessary to cause the Exchange Agent, within five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate(s) a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Consideration and cash in lieu of fractional shares into which the CAB Common Stock represented by such Certificate(s) shall have been converted as a result of the Merger, if any. The letter of transmittal (which shall be subject to the reasonable approval of CAB) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Consideration to which such holder of CAB common stock shall have become entitled to receive pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CAB Common Stock shall have no rights, after the Effective Time, with respect to such CAB Common Stock except to surrender the Certificate in exchange for the Consideration and cash in lieu of fractional shares as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to OFFC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OFFC Common Stock represented by such Certificate.

3.2.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Consideration that: (a) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (b) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CAB of the CAB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of CAB Common Stock are presented for transfer to the Exchange Agent, they shall be exchanged for the Consideration and canceled as provided in this Section 3.2.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OFFC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to OFFC Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OFFC. In lieu of the issuance of any such fractional share, OFFC shall pay to each former holder of CAB Common Stock who otherwise would be entitled to receive a fractional share of OFFC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (a) the fraction of a share to which such holder would otherwise have been entitled and (b) the average of the daily closing sales prices of a share of OFFC Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of CAB Common Stock owned by a CAB stockholder shall be combined so as to calculate the maximum number of whole shares of OFFC Common Stock issuable to such CAB stockholder.

3.2.7. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, OFFC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to OFFC (subject to abandoned property, escheat and other similar laws) with respect to any Consideration and cash in lieu of fractional shares that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither OFFC nor the Exchange Agent shall be liable to any holder of a Certificate for any Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.8. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by OFFC, the posting by such Person of a bond in such amount as OFFC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof.

3.2.9. Withholding. The Exchange Agent will be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CAB Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CAB Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.3.	Reservation of Shares.

OFFC shall reserve for issuance a sufficient number of shares of the OFFC Common Stock for the purpose of issuing shares of OFFC Common Stock to the CAB stockholders in accordance with this Article III.

3.4.	Treatment of CAB Stock Options and CAB Warrants.

(a) All outstanding options that may be exercised for shares of CAB Common Stock (whether or not vested) (each, a “CAB Stock Option” and, collectively, the “CAB Stock Options”) are described in CAB Disclosure Schedule 4.3.5 and are presently governed by the 2011 Stock Award and Incentive Plan (the “CAB Stock Compensation Plan”) and the agreements pursuant to which such CAB Stock Options were granted (each, a “CAB Option Grant Agreement”). True and complete copies of the CAB Stock Compensation Plan and all CAB Option Grant Agreements relating to outstanding CAB Stock Options have been delivered to OFFC’s counsel prior to the date hereof. Within ten (10) days from the date hereof, the CAB Stock Compensation Plan shall be amended, if necessary, and the CAB’s board of directors shall take all other actions necessary, such that all CAB Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase OFFC Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive OFFC Common Stock rather than CAB Common Stock, (ii) the number of shares of OFFC Common Stock covered by each New Stock Option shall equal the number of shares of CAB Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the board of directors of OFFC. In all other material respects, the New Stock Options shall be governed by the terms of the CAB Stock Compensation Plan and the respective CAB Option Grant Agreements at and after the Effective Time.

(b) Each CAB Warrant that is not tendered to OFFC pursuant to the terms of this Agreement and which remains outstanding after the Closing shall continue to be governed by the terms of that certain Warrant Agreement by and between CAB and Broadridge Issuer Corporate Solutions, Inc dated April 15, 2011, except that (i) each such outstanding CAB Warrant shall entitle the holder to purchase shares of OFFC Common Stock rather than CAB Common Stock, (ii) the number of shares of OFFC Common Stock purchasable under each CAB Warrant shall equal the number of shares of CAB Common Stock purchasable under such CAB Warrant multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), and (iii) the exercise price to purchase a share of OFFC Common Stock upon the exercise of such CAB Warrant shall equal Ten Dollars ($10.00) divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAB

CAB represents and warrants to OFFC and OFB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth on the corresponding section the CAB DISCLOSURE SCHEDULE delivered by CAB to OFFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.

4.1.	Standard.

No representation or warranty of CAB contained in this Article IV shall be deemed untrue or incorrect, and CAB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2.	Organization.

4.2.1. CAB is a New Jersey chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. CAB has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on CAB. The deposits of CAB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CAB when due.

4.2.2. CAB is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of CAB is set forth in CAB DISCLOSURE SCHEDULE 4.2.2.

4.2.3. CAB has no CAB Subsidiaries. CAB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The minute books of CAB accurately record, in all material respects, all material corporate actions of its stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, CAB has made available to OFFC true and correct copies of the Certificate of Incorporation and Bylaws of CAB.

4.3.	Capitalization.

4.3.1. The authorized capital stock of CAB consists of seven million five hundred thousand (7,500,000) shares of CAB Common Stock, and two million five hundred thousand (2,500,000) shares of CAB Preferred Stock, par value $2.00 per share. There are one million seven hundred thirty-eight thousand eight hundred forty-five (1,738,845) shares of CAB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, except for any such rights that may be provided under the New Jersey Banking Law. There are no shares of CAB Common Stock held by CAB as treasury stock. Of the authorized Preferred Stock, there are sixty-six thousand (66,000) shares of CAB Series A Preferred Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, except for any such rights that may be provided under the New Jersey Banking Law. Other than the CAB Stock Options and CAB Warrants, neither CAB nor any CAB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CAB Common Stock, or any other security of CAB or any securities representing the right to vote, purchase or otherwise receive any shares of CAB Common Stock or any other security of CAB.

4.3.2. To CAB’s Knowledge, except as set forth on CAB DISCLOSURE SCHEDULE 4.3.2, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CAB Common Stock, except for equity interests held in the investment portfolios of CAB and equity interests held in connection with the lending activities of CAB, including stock in the FHLB of New York.

4.3.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CAB’s stockholders may vote has been issued by CAB and are outstanding.

4.3.4. As of the date hereof, there were no shares of CAB Common Stock reserved for issuance other than (a) three hundred seventy thousand (370,000) shares of CAB Common Stock reserved for issuance pursuant to outstanding CAB Stock Options. CAB

DISCLOSURE SCHEDULE 4.3.4 sets forth with respect to each outstanding CAB Stock Option: the name of the holder, the number of shares of CAB Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such CAB Stock Option constitutes an incentive stock option under the Code. Except as referred to above or reflected in CAB DISCLOSURE SCHEDULE 4.3.4, CAB does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CAB Common Stock, CAB Preferred Stock or any other equity security of the CAB or any securities representing the right to purchase or otherwise receive any shares of CAB Common Stock, CAB Preferred Stock or any other equity security of CAB

4.4.	Authority; No Violation.

4.4.1. CAB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by CAB’s stockholders (the “CAB Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CAB and the completion by CAB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the board of directors of CAB. This Agreement has been duly and validly executed and delivered by CAB, and subject to CAB Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of CAB, enforceable against CAB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by OFFC with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and CAB Stockholder Approval,

(a) the execution and delivery of this Agreement by CAB,

(b) the consummation of the transactions contemplated hereby, and

(c) compliance by CAB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of CAB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CAB or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CAB or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CAB is a party, or by which CAB or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CAB.

4.4.3. The CAB Stockholder Approval is the only vote of holders of any class of CAB’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of CAB, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of CAB and its stockholders and declared the Merger to be advisable, and (b) recommended that the stockholders of CAB approve this Agreement and directed that such matter be submitted for consideration by the CAB stockholders at the CAB Stockholders Meeting.

4.5.	Consents.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of OFFC Common Stock to be issued in the Merger on the NASDAQ Global Select Market, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFFC Common Stock pursuant to this Agreement, and the CAB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to CAB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by CAB, and the completion by CAB of the Merger. To the Knowledge of CAB, no fact or circumstance exists, including any possible other transaction pending or under consideration by CAB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, OCC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to any applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6.	Financial Statements.

4.6.1. CAB has previously made available to OFFC the CAB Financial Statements. Except as disclosed in CAB DISCLOSURE SCHEDULE 4.6.1, the CAB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CAB as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved.

4.6.2. Except as disclosed in CAB DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the CAB Financial Statements, CAB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CAB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Except as set forth on CAB DISCLOSURE SCHEDULE 4.6.3, CAB has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 2014 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The CAB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. The records, systems, controls, data and information of CAB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CAB have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) the assets of CAB are protected and properly recorded and (b) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the CAB Financial Statements by CAB’s certified public accountants.

4.6.5. CAB has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in CAB DISCLOSURE SCHEDULE 4.6.5: (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.6.6. Since December 31, 2013, (a) neither CAB nor, to its Knowledge, any CAB Representative, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CAB or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (b) no attorney representing CAB, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CAB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7.	Taxes.

CAB has duly filed all federal, state and local tax returns required to be filed by it on or prior to the date of this Agreement, taking into account any extensions (all such returns, to CAB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from CAB by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date of this Agreement, other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in CAB DISCLOSURE SCHEDULE 4.7, CAB has received no written notice of, and to CAB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CAB, and no claim has been made by any authority in a jurisdiction where CAB does not file tax returns that CAB is subject to taxation in that jurisdiction. Except as set forth in CAB DISCLOSURE SCHEDULE 4.7, CAB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CAB has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CAB, to CAB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, CAB has not made any material election for federal or state income tax purposes.

4.8.	No Material Adverse Effect.

CAB has not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CAB, except for such events the impact of which is disclosed in the CAB Financial Statements.

4.9.	Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.1, CAB is not a party to or subject to: (a) any agreement which by its terms limits the payment of dividends by CAB; (b) any collective bargaining agreement with any labor union relating to employees of CAB; (c) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CAB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to OFFC or any OFFC

Subsidiary; (d) any other agreement, written or oral, that obligates CAB for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment; or (e) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CAB (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in CAB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, CAB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to OFFC on or before the date hereof, are listed on CAB DISCLOSURE SCHEDULE 4.9.1 or 4.9.2 and are in full force and effect on the date hereof. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CAB is a party or under which CAB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.3, without giving effect to any other provision of this Agreement, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CAB or upon the occurrence of a subsequent event; or (y) requires CAB to provide a benefit in the form of CAB Common Stock or determined by reference to the value of CAB Common Stock. For each such agreement, plan, contract or arrangement set forth on CAB DISCLOSURE SCHEDULE 4.9.3, CAB DISCLOSURE SCHEDULE 4.13.12 sets forth the dollar amount payable, or number of shares of CAB Common Stock issuable, under such agreement, plan, contract or arrangement.

4.9.4. Except as set forth in CAB DISCLOSURE SCHEDULE 4.9.4, since December 31, 2013, through and including the date of this Agreement, CAB has not (a) made any material change in the credit policies or procedures of CAB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (b) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice, (c) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (d) changed any accounting methods, principles or practices of CAB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10.	Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in CAB DISCLOSURE SCHEDULE 4.10.1, CAB has good and, as to real property, marketable title to all material assets and properties owned by CAB in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent CAB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, reverse repurchase agreements or any transaction by CAB acting in a fiduciary capacity, (b) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (c) statutory liens for amounts not yet delinquent or which are being contested in good faith. CAB, as lessee, has the right under valid and existing leases of real and personal properties used by CAB in the conduct of its business to occupy or use all such properties as presently occupied and used by it.

4.10.2. With respect to all material agreements pursuant to which CAB has purchased securities subject to an agreement to resell, if any, CAB has a lien or security interest (which to CAB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. CAB currently maintains insurance considered by it to be reasonable for its operations. CAB has not received notice from any insurance carrier that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CAB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years CAB has received each type of insurance coverage for which it has applied and during such period have not been denied indemnification for any material claims submitted under any of its insurance policies. CAB DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by CAB as well as the other matters required to be disclosed under this Section 4.10.

4.11.	Legal Proceedings.

Except as set forth in CAB DISCLOSURE SCHEDULE 4.11, CAB is not a party to any, and there are no pending or, to CAB’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (a) against CAB, (b) to which CAB’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of CAB to perform under this Agreement.

4.12.	Compliance With Applicable Law.

4.12.1. To CAB’s Knowledge, CAB is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and CAB has not received any written notice to the contrary. The board of directors of CAB has adopted and CAB has implemented an anti-money laundering program that meets the requirements of the Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, and has received no written notice from any Governmental Entity or Bank Regulator that such program (a) does not contain adequate and appropriate customer identification verification procedures; or (b) has been deemed ineffective.

4.12.2. CAB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CAB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.

4.12.3. Except as set forth on CAB DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2013, CAB has not received any written notification or, to CAB’s Knowledge, any other communication from any Bank Regulator (a) asserting that CAB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization which is material to CAB; (c) requiring or threatening to require CAB, or indicating that CAB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CAB, including, without limitation, any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of CAB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). CAB has not consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to CAB as to compliance with the CRA is “Satisfactory” or better.

4.13.	Employee Benefit Plans.

4.13.1 CAB DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, and existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit and fringe benefit plans or arrangements and all other material benefit practices, policies and arrangements maintained by CAB in which any employee or former employee, consultant or former consultant or director or former director of CAB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CAB Compensation and Benefit Plans”). Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.1, CAB does not have any commitment to create any additional CAB Compensation and Benefit Plan or to materially modify, change or renew any existing CAB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CAB has made available to OFFC true and correct copies of the CAB Compensation and Benefit Plans. Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any CAB Compensation and Benefit Plan.

4.13.2 To the Knowledge of CAB, each CAB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CAB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and CAB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to CAB’s Knowledge, threatened action, suit or claim relating to any of the CAB Compensation and Benefit Plans (other than routine claims for benefits). CAB has not engaged in a transaction, or omitted to take any action, with respect to any CAB Compensation and Benefit Plan that would reasonably be expected to subject CAB to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 CAB has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any CAB Compensation and Benefit Plan or ERISA Affiliate Plan, as hereinafter defined, or any employee benefit arrangements to which CAB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CAB’s Financial Statements to the extent required by GAAP. CAB and has expensed and accrued as a liability the present value of future benefits under each applicable CAB Compensation and Benefit Plan for financial reporting purposes as required by GAAP. As used herein, an “ERISA Affiliate Plan” means any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CAB or any entity which is considered one employer with CAB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”)

4.13.5 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.5, CAB does not have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any CAB Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by CAB that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.6, CAB does not maintain any CAB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in CAB DISCLOSURE SCHEDULE 4.13.7, with respect to each CAB Compensation and Benefit Plan, if applicable, CAB has provided or made available to OFFC copies of the: (a) trust instruments and insurance contracts; (b) two most recent Forms 5500 filed with the IRS; (c) two most recent actuarial report and financial statement; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last two years; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (h) all material communications with any Governmental Entity with respect to any CAB Compensation and Benefit Plan.

4.13.8 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (c) result in any material increase in benefits payable under any CAB Compensation and Benefit Plan.

4.13.9 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of CAB have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by CAB to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CAB to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in CAB DISCLOSURE SCHEDULE 4.13.11, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the CAB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 CAB DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any of the CAB Compensation and Benefit Plans (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of January 1, 2015 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule, and without giving effect to any other provision of this Agreement. No other individuals are entitled to benefits under any such plans.

4.14.	Brokers, Finders and Financial Advisors.

Neither CAB nor any CAB Representative has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill + Partners, L.P. a copy of which is attached in CAB DISCLOSURE SCHEDULE 4.14.

4.15.	Environmental Matters.

4.15.1. With respect to CAB and each CAB Subsidiary:

(a) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon CAB. To the Knowledge of CAB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to CAB by reason of any Environmental Laws. During the past five years, CAB has not received any written notice from any Person or Governmental Entity that CAB or the operation or condition of any property ever owned or operated (including Participation Facilities), by it are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental

Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CAB;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of CAB, threatened, before any court, governmental agency or other forum against CAB (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by CAB (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of CAB, (i) there are no underground storage tanks on, in or under any properties owned or operated by CAB (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by CAB (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(d) To CAB’s Knowledge, the properties currently owned or operated by CAB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16.	Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the CAB Financial Statements as of December 31, 2013 was, and the allowance for loan losses reflected in the CAB Regulatory Reports for periods ending after December 31, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. CAB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of December 31, 2014, by account, of: (a) all loans (including loan participations) of CAB that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (b) all loan commitments or lines of credit of CAB that have been terminated by CAB during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified CAB during the three years preceding the date of this Agreement, or has asserted against CAB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CAB, each borrower, customer or other party which has given CAB any oral notification of, or orally asserted to or against CAB, any such claim; (d) all loans, (i) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by CAB, or any applicable Bank Regulator, (iv) to the Knowledge of CAB, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (v) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (vi) where a specific reserve allocation exists in connection therewith or (vii) that are required to be accounted for as a troubled debt restructuring in accordance with the Accounting Standards Codification 310; and (e) all assets classified by CAB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of CAB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CAB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. CAB has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of CAB are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CAB free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. CAB has good and marketable title to all securities owned by it, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CAB. Such securities are valued on the books of CAB in accordance with GAAP in all material respects. CAB employs investment, securities, risk management and other policies, practices and procedures which CAB believes are prudent and reasonable.

4.17.	Other Documents.

CAB has made available to OFFC copies of (a) its annual reports to stockholders for the years ended December 31, 2013, 2012 and 2011, and (b) proxy materials used or for use in connection with its meetings of stockholders held in 2014, 2013 and 2012.

4.18.	Related Party Transactions.

Except as set forth in CAB DISCLOSURE SCHEDULE 4.18, CAB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CAB. Except as described in CAB’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CAB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to CAB’s loan modification policy that is applicable to all Persons. CAB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CAB is inappropriate.

4.19.	Deposits.

Except as set for in CAB DISCLOSURE SCHEDULE 4.19, none of the deposits of CAB is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20.	Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of CAB Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law and CAB’s Certificate of Incorporation.

4.21.	Registration Obligations.

CAB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CAB’s own account, or for the account of one or more of its customers (all of which are set forth in CAB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CAB, with counterparties believed to be financially responsible at the time; and to CAB’s Knowledge, each of them constitutes the valid and legally binding obligation of CAB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. CAB nor, to the Knowledge of CAB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.	Fairness Opinion.

CAB has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to the CAB stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.	Intellectual Property.

CAB owns or, to CAB’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its business, each without payment, and CAB has not received any notice of conflict with respect thereto that asserts the rights of others. CAB has performed all the obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of CAB, the conduct of the business of CAB as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25.	Trust Accounts

CAB has no trust powers nor acts as a fiduciary.

4.26.	Untrue Statements and Omissions.

No representation or warranty contained in Article IV of this Agreement or in the CAB DISCLOSURE SCHEDULES contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.27.	Absence of Undisclosed Liabilities.

Except for those liabilities that are fully reflected or reserved against in the CAB Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby or as set forth in CAB DISCLOSURE SCHEDULE 4.27, since September 30, 2014, CAB has not paid or incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on CAB.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OFFC AND OFB

OFFC and OFB represent and warrant to CAB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth on the corresponding section of the OFFC DISCLOSURE SCHEDULE delivered by OFFC to CAB on the date hereof.

5.1.	Standard.

No representation or warranty of OCCB or OCB contained in this Article V shall be deemed untrue or incorrect, and neither OCCB nor OCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2.	Organization and Related Matters of OFFC

5.2.1. OFFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OFFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OFFC is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OFFC, or the character or location of the properties and assets owned or leased by OFFC makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OFFC and OFB taken as a whole. OFFC is a savings and loan holding company duly registered with the OCC under the HOLA. True and correct copies of the Certificate of Incorporation of OFFC and the Bylaws of OFFC, each as amended to the date hereof, have been made available to CAB.

5.2.2. OFB is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States. OFB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OFB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OFB, or the character or location of the properties and assets owned or leased by OFB makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OFFC and OFB taken as a whole. True and correct copies of the Charter of OFB and the Bylaws of OFB, each as amended to the date hereof, have been made available to CAB.

5.2.3. OFFC has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on OFFC and OFB taken as a whole.

5.2.4. OFFC has no direct or indirect subsidiaries except for OFB; Columbia Home Loans, LLC; OFFC REIT Holdings, Inc.; OFFC Services, LLC, OFB Reinsurance, Ltd. and OFFC Realty Corp.

5.3.	Capitalization.

The authorized capital stock of OFFC consists of 55,000,000 shares of common stock, $0.01 par value of which 16,901,653 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, none of which are issued and outstanding as of the date hereof. All issued and outstanding shares of OFFC are duly authorized and validly issued and all such shares are fully paid and non-assessable and free of preemptive rights.

5.4.	Authorization.

The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the board of directors of OFFC, and no other corporate proceedings on the part of OFFC are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of OFFC, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of OFFC or the organizational documents of its subsidiaries or, (b) (i) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of OFFC or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which OFFC or any of its subsidiaries is a party, or by which OFFC or any of its subsidiaries or any of their properties or assets may be bound or affected, or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OFFC or any of its subsidiaries or any of their material properties or assets, except such violations that would not individually or in the aggregate, have a Material Adverse Effect on OFFC and its Subsidiaries taken as a whole.

5.5.	Financial Statements.

5.5.1. OFFC has made available to CAB copies of the OFFC Financial Statements, and OFFC will make available to CAB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of OFFC, the consolidated financial statements of OFFC as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of OFFC”).

5.5.2. Each of the Financial Statements of OFFC (including the related notes) have been or will be prepared in all material respects in accordance with GAAP, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of OFFC have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of OFFC (including the related notes) fairly presents or will fairly present the consolidated financial position of OFFC on a consolidated basis as of the respective dates thereof and fairly presents or will fairly present the results of operations of OFFC on a consolidated basis for the respective periods therein set forth.

5.5.3. Since September 30, 2014, OFFC has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole. Since September 30, 2014, OFFC has not incurred or paid any obligation or liability which would be material to OFFC and its subsidiaries taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

5.6.	Consents and Approvals.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of OFFC Common Stock to be issued in the Merger on the NASDAQ Global Select Market, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFFC Common Stock pursuant to this Agreement, and the CAB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to OFFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by OFFC, and the completion by OFFC of the Merger. To the Knowledge of OFFC, no fact or circumstance exists, including any possible other transaction pending or under consideration by CAB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, OCC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to any applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.7.	Merger Registration Statement

None of the information relating solely to OFFC and its subsidiaries to be included or incorporated by reference in the Merger Registration Statement will, at the time such

Merger Registration Statement is filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

5.8.	Regulatory Matters.

OFFC has not agreed to take any action, has no Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Regulatory Approval referred to in this Agreement, including matters relating to the Community Reinvestment Act.

5.9.	Untrue Statements and Omissions.

No representation or warranty contained in Article V of this Agreement or in the Schedules of OFFC contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.10.	Absence of Certain Changes or Events.

Since September 30, 2014, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

5.11.	Legal Proceedings; Etc.

5.11.1. Except as asset forth on OFFC DISCLOSURE SCHEDULE 5.10.1, neither OFFC nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OFFC, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against OFFC or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on OFFC, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

5.11.2. Neither OFFC nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OFFC, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against OFFC and its subsidiaries in which there is a reasonable probability of any material recovery or other Material Adverse Effect on OFFC and its subsidiaries taken as a whole; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against OFFC or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on OFFC and its subsidiaries taken as a whole and there is no default by OFFC or any of its subsidiaries under any material contract or agreement to which OFFC is a party which has had or is reasonably likely to have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole.

5.12.	Compliance with Laws.

Each of OFFC and its subsidiaries has conducted its business in accordance with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. Neither OFFC nor any of its subsidiaries:

(a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole), and

(b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Bank Regulator or the staff thereof (i) asserting that OFFC or any of its subsidiaries is not in compliance with any laws or orders which such governmental authority or Bank Regulator enforces except where such noncompliance would not have a Material Adverse Effect on OFFC and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring OFFC or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of OFFC or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

(c) has Knowledge of, has been advised of, and has reason to believe that any facts or circumstances exist, which would cause OFFC or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by OFFC or any of its subsidiaries pursuant to 12 C.F.R. Part 570. Furthermore, the board of directors of OFFC has adopted and OFFC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

5.13.	Antitakeover Provisions.

OFFC has taken all actions required to exempt OFFC, this Agreement and the Merger from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

5.14.	Deposit Insurance.

The deposit accounts of OFB are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act. OFB has paid all regular premiums and special assessments and filed all reports required under the Federal Deposit Insurance Act.

5.15.	Reports.

Since December 31, 2013, OFFC and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by OFFC to its shareholders, and (b) the OCC (collectively, the “OFFC Reports”). As of the respective dates, the OFFC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations under the Exchange Act to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI

COVENANTS OF CAB

6.1.	Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of OFFC, which consent will not be unreasonably withheld, conditioned or delayed, CAB will operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals referenced in Section 8.2 or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. CAB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in CAB DISCLOSURE SCHEDULE 6.1.2, or as consented to by OFFC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not:

(a) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its Certificate of Incorporation or Charter);

(b) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding CAB Stock Options or CAB Warrants), issue any shares of CAB Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the CAB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(c) except with regard to the G3K Claims, enter into, extend, renew, or amend in any material respect or terminate any material contract or agreement (including, without limitation, any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(w)) except in the ordinary course of business consistent with past practice;

(d) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(e) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on CAB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, and (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. CAB shall not hire or promote any employee to a rank having a title of assistant vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, except that CAB may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(f) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(g) merge or consolidate CAB with any other corporation; sell or lease all or any substantial portion of the assets or business of CAB; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CAB and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities;

(h) sell or otherwise dispose of the capital stock of CAB or sell or otherwise dispose of any asset of CAB other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York, subject any asset of CAB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(i) take any action which would result in any of the representations and warranties of CAB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(j) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CAB;

(k) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CAB is a party, other than in the ordinary course of business, consistent with past practice or in connection with the G3K Claims;

(l) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with CAB’s current investment policy;

(m) except for (i) commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CAB DISCLOSURE SCHEDULE 6.1.2(m), (ii) the renewal of existing lines of credit, and (iii) any 1-4 family residential loans that are originated and sold, make any new loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) in an amount in excess of $250,000; provided, that OFFC shall have been deemed to have consented to any loan in excess of such amount if OFFC does not object to any such proposed loan within three (3) Business Days of receipt by the Chief Lending Officer of OFFC of a request by CAB to exceed such limit along with all financial or other data that OFFC may reasonably request in order to evaluate such loan;

(n) enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

(o) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(p) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(r) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CAB Compensation and Benefit Plan;

(s) except as set forth in CAB DISCLOSURE SCHEDULE 6.1.2(s), make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(t) purchase or otherwise acquire, or sell or otherwise dispose of (except with regard to the Designated Loans), any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(u) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless OFB has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(v) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CAB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(w) except in connection with the G3K Claims, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $25,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations; provided, however, that CAB may settle the G3K Claims;

(x) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with OFFC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of OFFC (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of OFFC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(z) agree to do any of the foregoing.

6.2.	Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, CAB will cause one or more of its representatives to confer with representatives of OFFC and report the general status of its ongoing operations at such times as OFFC may reasonably request. CAB will promptly notify OFFC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CAB or any CAB Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. CAB and OFB shall meet on a regular basis to discuss and plan for the conversion of CAB’s data processing and related electronic informational systems to those used by OFB, which planning shall include, but not be limited to, discussion of the possible termination by CAB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CAB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CAB shall not be obligated to take any such action prior to the Effective Time and, unless CAB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that CAB takes, at the request of OFB, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, OFB pay any such fees and charges directly to such third parties, and shall indemnify CAB for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by CAB, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. CAB shall provide OFB, substantially contemporaneously with the delivery to the board of directors of CAB of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (b) loans on nonaccrual, (c) OREO, (d) all loans ninety (90) days or more past due as of the end of such month and (e) and impaired loans. On a monthly basis, CAB shall provide OFB with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. CAB shall promptly inform OFFC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CAB under any labor or employment law.

6.3.	Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, CAB shall permit OFFC and OFB reasonable access upon reasonable notice to its properties and those of the CAB Subsidiaries, and shall disclose and make available to OFFC and OFB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CAB reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which OFFC and OFB may have a reasonable interest; provided, however, that CAB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CAB’s reasonable judgment, would interfere with the normal conduct of CAB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to OFFC is prohibited by law or regulation. CAB shall provide and shall request its auditors to provide OFFC with such historical financial information regarding it (and related audit reports and consents) as OFFC may reasonably request for securities disclosure purposes. OFFC and OFB shall use commercially reasonable efforts to minimize any interference with CAB’s regular business operations during any such access to CAB’s property, books and records.

6.3.2. CAB shall permit OFFC, at its expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each branch office owned by CAB, and, to the extent permitted by any lease governing CAB’s lease of any branch, at each branch leased by CAB, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a branch which CAB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. CAB will use its commercially reasonable efforts (at no cost to CAB) to obtain such landlord consent. Prior to performing any Phase II, OFFC will provide CAB with a copy of its proposed work plan and OFFC will cooperate in good faith with CAB to address any comments or suggestions made by CAB regarding the work plan. OFFC and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with CAB’s operation of its business, and OFFC shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. OFFC shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by OFFC.

6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall OFFC have access to any information that, based on advice of CAB’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of CAB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by OFFC, CAB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that, except as provided in Section 6.3.2, OFFC shall not conduct any environmental sampling without the prior written consent of CAB, which consent may be withheld in CAB’s discretion. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of CAB or such Person or Persons as may be designated by CAB. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.	Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, CAB will furnish to OFFC copies of each annual, interim or special audit of the books of CAB made by its independent auditors and copies of all internal control reports submitted to CAB by such auditors in connection with each annual, interim or special audit of the books of CAB made by such auditors.

6.4.2. CAB will furnish to OFFC copies of all documents, statements and reports as it shall send to its stockholders, the FDIC, the NJ Department, or any other Regulatory Authority, except as legally prohibited thereby. Within fifteen (15) days after the end of each month, CAB will deliver to OFFC a list and description of loans originated by CAB since the prior month end.

6.4.3. CAB will advise OFFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CAB.

6.4.4. With reasonable promptness, CAB will furnish to OFFC such additional financial data that CAB possesses and as OFFC may reasonably request, including, without limitation, detailed monthly financial statements and loan reports.

6.5.	Maintenance of Insurance.

CAB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6.	Disclosure Supplements.

From time to time prior to the Effective Time, CAB will promptly supplement or amend the CAB DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CAB DISCLOSURE SCHEDULES or which is necessary to correct any information in such CAB DISCLOSURE SCHEDULES which has been rendered materially inaccurate thereby. No supplement or amendment to such CAB DISCLOSURE SCHEDULES shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.	Consents and Approvals of Third Parties.

CAB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.	All Reasonable Efforts.

CAB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.	Failure to Fulfill Conditions.

In the event that CAB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify OFFC .

6.10.	No Solicitation.

6.10.1. CAB shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “CAB Representatives”) not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than OFFC) any information or data with respect to CAB or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CAB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Except as provided below, any violation of the foregoing restrictions by CAB or any CAB Representative, whether or not such CAB Representative is so authorized and whether or not such CAB Representative is purporting to act on behalf of CAB or otherwise, shall be deemed to be a breach of this Agreement by CAB. CAB shall, and shall cause each of CAB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, CAB may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 6.10, (x) furnish non-public information with respect to CAB to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement between CAB and OFFC and (y) participate in discussions or negotiations with such Person regarding such Superior Proposal, if and so long as CAB’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

CAB will notify OFFC immediately orally (within one (1) day) and in writing (within three (3) days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to OFFC any written materials received by CAB in connection therewith. CAB will keep OFFC informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from OFFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CAB; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CAB representing, in the aggregate, 25% or more of the assets of CAB; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of CAB; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of CAB; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Subject to Section 6.10.3, neither the CAB board of directors nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OFFC in connection with the transactions contemplated by this Agreement (including the Merger), the CAB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the CAB Stockholders Meeting or otherwise, inconsistent with the CAB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CAB Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause CAB to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.1) or (ii) requiring CAB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.3. Notwithstanding Section 6.10.2, prior to the date of the CAB Stockholders Meeting, the CAB Board may approve or recommend to the stockholders of CAB a Superior Proposal and withdraw, qualify or modify the CAB Recommendation in connection therewith (a “CAB Subsequent Determination”) after the third (3rd) Business Day following OFFC’s receipt of a notice (the “Notice of Superior Proposal”) from CAB advising OFFC that the CAB board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that CAB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that CAB proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the CAB board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to CAB’s stockholders under applicable law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by OFFC since its receipt of such Notice of Superior Proposal (provided, however, that OFFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the CAB board of directors has again in good faith made the determination (i) in clause (a) of this Section 6.10.3, and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the CAB Recommendation or the making of a CAB Subsequent Determination by the CAB board of directors shall not change the approval of the CAB board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the CAB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11.	Board of Directors and Committee Meetings.

CAB shall permit representatives of OFFC or OFB (no more than two) to attend any meeting of its board of directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided, that CAB shall not be required to permit the representative(s) to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CAB or during any other matter (a) that the CAB board of directors has reasonably determined to be confidential with respect to the participation of OFFC or OFB, or (ii) that CAB would not be required to disclose under Section 6.3.3 hereof.

6.12	Termination of the CAB 401(k) Plan

CAB shall take all necessary actions to terminate the CAB 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the CAB 401(k) Plan, CAB or OFB following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the CAB 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the CAB 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.

6.13	Employment Agreements.

CAB shall take all such actions as may be necessary to amend or modify any CAB Non-Qualified Agreements to ensure that no payment provided for under any such CAB Non-Qualified Agreements would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

ARTICLE VII

COVENANTS OF OFFC AND OFB

7.1.	Financial and Other Statements.

OFFC will advise CAB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of OFFC or any of the OFFC Subsidiaries.

7.2.	Disclosure Supplements.

From time to time prior to the Effective Time, OFFC will promptly supplement or amend the OFFC DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such OFFC DISCLOSURES SCHEDULES or which is necessary to correct any information in such OFFC DISCLOSURES SCHEDULES which has been rendered inaccurate thereby. No supplement or amendment to such OFFC DISCLOSURE SCHEDULES shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.	Consents and Approvals of Third Parties.

OFFC and OFB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.	All Reasonable Efforts.

Subject to the terms and conditions herein provided, OFFC and OFB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.5.	Failure to Fulfill Conditions.

In the event that OFFC or OFB determines that a condition to their obligation to complete the Merger cannot be fulfilled and that they will not waive that condition, they will promptly notify CAB.

7.6.	Employee Benefits;.

7.6.1 Except as otherwise provided in this Agreement, OFFC will review all the CAB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any CAB Compensation and Benefit Plan is frozen or terminated by OFFC, former employees of CAB who become employees of OFFC or OFB after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any OFFC compensation and benefit plan of similar character (to the extent that one exists, other than any OFFC non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in any OFFC compensation and benefits plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CAB or any predecessor thereto prior to the Effective Time; provided, however, that credit for prior service shall be given under the OFFC Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes. This Agreement shall not be construed to limit the ability of OFFC or OFB to terminate the employment of any CAB employee or to review any CAB Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2 OFFC shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on CAB DISCLOSURE SCHEDULE 4.13.1 (collectively, the “CAB Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the CAB Non-Qualified Agreements are set forth in the Benefits Schedule. Notwithstanding anything contained in the CAB Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.6.3 For purposes of OFB’s vacation and/or paid leave benefit programs, OFB will give each Continuing Employee credit for such individual’s accrued paid-time off balance with CAB as of the Effective Time.

7.6.4 Any employee of CAB who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for six (6) months following the Effective Time, be covered and be eligible to receive severance benefits under the severance plan or policy (the “CAB Severance Plan”) set forth in CAB DISCLOSURE SCHEDULE 7.6.4 in the event such employee’s employment with OFFC or OFB terminates during that six (6) month period; provided, however, that such employee enters into a release of claims against OFFC, OFB and their affiliates in a customary form reasonably satisfactory to OFFC. The estimated amounts payable under the CAB Severance Plan are set forth in the Benefits Schedule. In addition, notwithstanding any other provision hereof, CAB shall be entitled to make certain payments in the amounts, and to those employees set forth, on CAB DISCLOSURE SCHEDULE 7.6.4 (the “Retention Payments”); provided, that each such employee remains employed with CAB through the Closing and, if requested by OFFC or OFB, for an integration period of no more than sixty (60) days after the Closing.

7.6.5 In the event of any termination of any CAB health plan or consolidation of any such plan with any OFFC or OFB health plan, OFFC shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to OFFC employees. Unless a Continuing Employee affirmatively terminates coverage under a CAB health plan prior to the time that such Continuing Employee becomes eligible to participate in the OFFC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CAB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of OFFC and their dependents. In the event of a termination or consolidation of any CAB health plan, terminated CAB employees and qualified beneficiaries will have the right to continued coverage under group health plans of OFFC in accordance with COBRA.

7.6.6 OFFC and OFB agree to take all such actions related to the CAB 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7.	Directors and Officers Indemnification and Insurance

7.7.1. OFFC shall maintain, or shall cause OFB to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CAB (provided, that OFFC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall OFFC be required to expend pursuant to this Section 7.7.1 more than 150% of the annual cost currently expended by CAB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, OFFC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, CAB agrees in order for OFFC to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2. In addition to Section 7.7.1, for a period of six years after the Effective Time, OFFC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CAB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of OFFC, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CAB if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by CAB under NJ Banking Law and under CAB’s Certificate of Incorporation and Bylaws, to the extent not prohibited by Delaware law. OFFC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify OFFC (but the failure so to notify OFFC shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices OFFC) and shall deliver to OFFC the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (a) OFFC shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption OFFC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if OFFC elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between OFFC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and OFFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) except to the extent otherwise required due to conflicts of interest, OFFC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (c) OFFC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (d) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (i) he or she shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CAB, or (ii) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of CAB.

7.7.3. The obligations of OFFC provided under this Section 7.7 are intended to be enforceable against OFFC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of OFFC. OFFC shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however, that such payment of costs will be immediately reimbursed to OFFC by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.8.	Stock Listing.

OFFC agrees to list on the NASDAQ Global Select Market (or such other national securities exchange on which the shares of the OFFC Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of OFFC Common Stock to be issued in the Merger.

7.9.	Stock Reserve.

OFFC agrees at all times from the date of this Agreement until the Consideration has been paid in full to reserve a sufficient number of shares of OFFC Common Stock to fulfill its obligations under this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. CAB will (a) within forty-five (45) days after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CAB’s reasonable judgment, necessary or desirable (the “CAB Stockholders Meeting”). CAB agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to CAB of any Acquisition Proposal or by any CAB Subsequent Determination as long as this Agreement has not previously been terminated pursuant to Section 11.1.9. Subject to Section 6.10.2, CAB shall, (a) through CAB’s board of directors, recommend to its stockholders approval and adoption of this Agreement (the “CAB Recommendation”), (b) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such CAB Stockholders Meeting and (c) use commercially reasonable efforts to obtain from the CAB Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to OFFC and CAB.

8.1.2. For the purposes (x) of registering OFFC Common Stock to be offered to holders of CAB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the CAB Stockholders Meeting, OFFC shall draft and prepare, and CAB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CAB to the CAB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). OFFC shall provide CAB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. OFFC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of OFFC and CAB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CAB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. OFFC shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CAB shall furnish all information concerning CAB and the holders of CAB Common Stock as may be reasonably requested in connection with any such action.

8.1.3. OFFC shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. OFFC will advise CAB promptly after OFFC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of OFFC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and OFFC will provide CAB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as CAB may reasonably request.

8.1.4. CAB and OFFC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CAB shall cooperate with OFFC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and OFFC shall file an amended Merger Registration Statement with the SEC, and CAB shall mail a Proxy Statement-Prospectus to CAB’s stockholders.

8.2.	Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and OFFC and OFB will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall OFFC or OFB be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by OFFC or OFB of all or any material portion of the business or assets of CAB, (b) compel OFFC or OFB to dispose of or hold separate all or any material portion of the business or assets of CAB, (c) impose a material compliance burden, penalty or obligation on OFFC or OFB resulting from noncompliance by CAB with its regulatory obligations; or (d) otherwise materially impair the value of CAB to OFFC and OFB (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. CAB shall have the right to review, and to the extent practicable to consult with OFFC and OFB on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. OFFC shall give CAB and its counsel the opportunity to review, and to the extent practicable to consult with OFFC and OFB on, each filing prior to its being filed with a Bank Regulator and shall give CAB and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.3.	Liquidating Trust

At Closing, OFFC shall create a trust (the “Liquidating Trust”) for the benefit of the stockholders of CAB immediately prior to the effectuation of the transactions contemplated by this Agreement (the “CAB Stockholders”). The trustees of the Liquidating Trust shall be selected by the board of directors of CAB. OFFC shall waive all right, title and interest in any recovery, including but not limited to recovery from any policy of insurance, related to the G3K Claims, and all such right, title and interest of OFFC and OFB, as the successor in interest to CAB, will be contributed to the Liquidating Trust. The Liquidating Trust may then pursue, for the sole benefit of the CAB Stockholders, the G3K claims, and any proceeds of such claims, net of the costs of recovery, will be distributed to the CAB Stockholders in accordance with the terms of the Liquidating Trust. None of OFFC, OFB or any of their Affiliates shall be required or obligated to fund any expenses of the Liquidating Trust. CAB may, prior to Closing, contribute such funds at it shall deem necessary to operate the Liquidating Trust; provided, however, that it is understood that such amounts shall reduce the Closing Book Value.

8.4.	Employment Agreements

As of the date hereof, each of the CAB employees listed on CAB DISCLSOURE SCHEDULE 8.4(a) shall have entered into an employment agreement (each, a “New CAB Executive Employment Agreement”) which shall be effective as of the Closing. In addition, the CAB employee listed on CAB DISCLOSURE SCHEDULE 8.4(b) shall have, as of the date hereof, entered into an acknowledgment agreement (the “Acknowledgment Agreement”) which shall be effective as of the Closing.

ARTICLE IX

CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of CAB.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to OFFC, OFB or CAB, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of OFFC Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NASDAQ Listing. The shares of OFFC Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

9.1.6. Tax Opinion. CAB and OFFC shall have received an opinion, dated as of the Effective Time, of Windels Marx Lane & Mittendorf, LLP, reasonably satisfactory in form and substance to CAB and its counsel and OFFC, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2.	Conditions to the Obligations of OFFC and OFB under this Agreement.

The obligations of OFFC and OFB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of CAB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except as to such facts, circumstances or events which, individually or in the aggregate do not constitute a Material Adverse Effect); and CAB shall have delivered to OFFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CAB as of the Effective Time.

9.2.2. Agreements and Covenants. CAB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and OFFC shall have received a certificate signed on behalf of CAB by the Chief Executive Officer and Chief Financial Officer of CAB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. CAB and the CAB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of CAB Common Stock shall have served a written notice of dissent from this Agreement to CAB under the New Jersey Banking Law.

9.2.6. Warrant Tenders. The holders of 75% of the outstanding CAB Warrants, and each holder of CAB Warrants providing for the purchase of 5,000 or more shares of CAB Common Stock, shall have tendered their CAB Warrants to OFFC for a purchase price of $0.27 per CAB Warrant.

9.2.7. Agreements Effective. Each New CAB Executive Employment Agreement and the Acknowledgement Agreement shall be in full force and effect as of the Closing.

CAB will furnish OFFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as OFFC may reasonably request.

9.3.	Conditions to the Obligations of CAB under this Agreement.

The obligations of CAB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of OFFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except as to such facts, circumstances or events which, individually or in the aggregate do not constitute a Material Adverse Effect); and OFFC shall have delivered to CAB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of OFFC as of the Effective Time.

9.3.2. Agreements and Covenants. OFFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and CAB shall have received a certificate signed on behalf of OFFC by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of OFFC to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. OFFC and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on OFFC and its Subsidiaries, taken as a whole.

9.3.4. Payment of Consideration. OFFC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CAB with a certificate evidencing such delivery.

OFFC and OFB will furnish CAB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CAB may reasonably request.

ARTICLE X

THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the OFFC, at the offices of Windels Marx Lane & Mittendorf, LLP, 120 Albany Street, FL 6, New Brunswick, New Jersey at 10:00 a.m., or at such other place or time upon which OFFC and CAB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Windels Marx Lane & Mittendorf, LLP, 120 Albany Street, FL 6, New Brunswick, New Jersey. at 10:00 a.m. on the day prior to the Closing Date.

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to OFFC and CAB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, OFFC shall deliver the Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of CAB:

11.1.1. At any time by the mutual written agreement of OFFC and CAB;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CAB) or Section 9.3.1 (in the case of a breach of a representation or warranty by OFFC );

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CAB) or Section 9.3.2 (in the case of a breach of covenant by OFFC );

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by OFFC and CAB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of CAB shall have voted at the CAB Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, (b) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By OFFC, (a) if CAB shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (b) if the CAB board of directors does not publicly recommend in the Proxy Statement-Prospectus for the CAB Stockholders Meeting that the CAB stockholders approve and adopt this Agreement or if, after making the CAB Recommendation in the Proxy Statement-Prospectus for the CAB Stockholders Meeting, the CAB board of directors makes a CAB Subsequent Determination.

11.1.9. By the board of directors of CAB, if, after it has received a Superior Proposal in compliance with Section 6.10 and otherwise complied with all of its obligations under Section 6.10, CAB enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 11.1.9 and a new definitive agreement entered into by CAB with a third party not earlier than seventy-two (72) hours following written notice to OFFC advising OFFC that the board of directors of CAB is prepared to accept such Superior Proposal.

11.1.10. By OFFC if CAB has received a Superior Proposal and the Board of Directors of CAB has (a) entered into an acquisition agreement with respect to the Superior Proposal,, (b) withdrawn the CAB Recommendation, (c) has failed to make the CAB Recommendation, or (d) has made a CAB Subsequent Determination in a manner adverse to OFFC.

11.2.	Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(a)	Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)	In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(c)	If, after the date of this Agreement, CAB terminates this Agreement in accordance with Section 11.1.9 of OFFC terminates this Agreement in accordance with Section 11.1.10 (a “Trigger Event”), then immediately upon the occurrence of a Trigger Event CAB shall pay OFFC a cash amount of $550,000 as an agreed-upon termination fee to OFFC (the “Termination Fee”) in lieu of any other damages or reimbursement for its expenses incurred in negotiation and pursuit of this Agreement and the related transactions contemplated hereunder (including, but not limited to, fees and expenses of its legal counsel, investment advisors, accountants and related professionals and costs associated with such transaction and process).

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of CAB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of CAB, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Consideration to be delivered to CAB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire board of directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1.	Confidentiality.

Except as specifically set forth herein, OFFC , OFB and CAB mutually agree to be bound by the terms of the confidentiality agreement dated November 11, 2014 previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2.	Public Announcements.

CAB and OFFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CAB nor OFFC nor OFB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including, but not limited to, Sections 2.9, 3.2.2 through 3.2.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by electronic transmission, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to CAB, to:	Anthony Giordano III President and Chief Executive Officer Colonial American Bank 740 Broad Street Shrewsbury, NJ 07702 Fax: (732) 530-1386 E-mail: agiordano@colonialamericanbank.com

With required copies to:	Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road, Suite 300 Red Bank, New Jersey 07701 Attention: Paul T. Colella, Esq. Fax: (732) 224-6599 E-mail: pcolella@ghclaw.com

If to OFFC and OFB, to:	Christopher D. Maher President and Chief Executive Officer OceanFirst Financial Corp. 975 Hooper Avenue Toms River, NJ 08753-8320 Fax: (732) 349-5070 E-mail: CMaher@oceanfirst.com

With required copies to:

Steven J. Tsimbinos

General Counsel &

First Senior Vice President

OceanFirst Bank

975 Hooper Avenue

Toms River, NJ 08753

Fax: (732) 349-5070

E-mail: stsimbinos@oceanfirst.com

AND

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attn: Robert A. Schwartz, Esq.

Fax: (732) 846-8877

E-mail: rschwartz@windelsmarx.com

or such other address as shall be furnished in writing by any party.

12.5.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.	Complete Agreement.

This Agreement, including the Exhibits and the CAB DISCLOSURE SCHEDULES and the OCCB DISCLOSURE SCHEDULES hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.	Governing Law.

This Agreement shall be governed by the laws of New Jersey, without giving effect to its principles of conflicts of laws.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal District Court sitting in Newark, New Jersey or the Superior Court of the State of New jersey sitting in Ocean County, New Jersey in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Federal District Court sitting in Newark, New Jersey or the Superior Court of the State of New Jersey sitting in Ocean County, New Jersey .

12.12.	Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, OFFC, OFB and CAB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

OceanFirst Financial Corp.

Dated: February 25, 2015	By:	/s/ Christopher D. Maher
	Name:	Christopher D. Maher
	Title:	President and Chief Executive Officer

Dated: February 25, 2015	OceanFirst Bank

	By:	/s/ Christopher D. Maher
	Name:	Christopher D. Maher
	Title:	President and Chief Executive Officer

Colonial American Bank

Dated: February 25, 2015

	By:	/s/ Anthony Giordano III
	Name:	Anthony Giordano III
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

February     , 2015

OceanFirst Financial Corp.

Board of Directors

975 Hooper Avenue

Toms River, NJ 08753

Ladies and Gentlemen:

OceanFirst Financial Corp., a Delaware corporation (“OFFC”), and OceanFirst Bank, a federally-chartered capital stock savings bank (“OFB”), have entered into an Agreement and Plan of Merger with Colonial American Bank, a New Jersey chartered commercial bank (“CAB”), dated as of the date hereof (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) CAB will merge with and into OFB, with OFB as the surviving bank (the “Merger”); and (b) the stockholders of CAB will receive the Consideration set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

OFFC and OFB have requested, as a condition to their execution and delivery to CAB of the Merger Agreement, that the undersigned, being a director, stockholder or executive officer of CAB, execute and deliver to OFFC and OFB this Letter Agreement.

The undersigned, in order to induce OFFC and OFB to execute and deliver to CAB the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of CAB called to vote for approval of the Merger so that all shares of common stock of CAB over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) (collectively, the “CAB Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such CAB Shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of CAB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving CAB, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the applicable portion of the CAB Shares to be present and voted in accordance with subparts (i) and (ii) above;

1

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of CAB, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any CAB Shares [or CAB Preferred Shares, if applicable] on or prior to the date of the meeting of CAB shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement;

(d) Further agrees not to sell or cause to be sold more than 5,000 shares of the OFFC common stock received in exchange for the CAB Shares [or CAB Preferred Shares, if applicable] at the Closing (the “OFCC Shares”) per trading day for the period beginning on the Closing Date and ending on the date that is ninety (90) days after the Closing Date, it being understood that (i) the undersigned will use his/her reasonable efforts to cause immediate family members to comply with such sale volume restriction and (ii) notwithstanding anything to the contrary in this Letter Agreement, this provision (d) shall surviving the Closing; and

(e) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

If the undersigned is a director of CAB, nothing in this Letter Agreement shall be construed to prevent the undersigned from exercising his/her fiduciary obligations as a director of CAB in the event of a Superior Proposal pursuant to Section 6.10 of Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

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The undersigned intend to be legally bound hereby.

Sincerely,

Accepted and agreed to as of the date first above written:

OceanFirst Financial Corp.

By:
Name:	Christopher D. Maher
Title:	President and Chief Executive Officer

OceanFirst Bank

By:
Name:	Christopher D. Maher
Title:	President and Chief Executive Officer

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EXHIBIT B

FORM WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT is made as of the     day of February, 2015 (the “Termination Agreement”).

I am the holder of the common stock purchase warrants of Colonial American Bank, a New Jersey chartered commercial bank (“CAB”) set forth on Exhibit A hereto (the “Warrants”). The Warrants were issued pursuant to a Warrant Agreement by and between CAB and Broadridge Corporate Issuer Solutions, Inc, a Pennsylvania corporation (the “Warrant Agent”) dated as of April 15, 2011 (the “Warrant Agreement”). Each Warrant entitles me to purchase one share of CAB common stock at the purchase price of $10.00 per share at any time until April 14, 2021.

In connection with the proposed merger of CAB with and into OceanFirst Bank (the “Merger”) pursuant the terms of the Agreement and Plan of Merger (the “Merger Agreement”) by and among CAB, OceanFirst Bank (“OFB”) and OceanFirst Financial Corp (“OFFC”), I hereby tender my Warrants to OFFC on the date hereof in exchange for a purchase price of $0.27 per warrant (the “Warrant Consideration”) to be paid to me upon the Effective Time as defined in the Merger Agreement (the “Tender”). OFFC agrees to hold the Warrants in escrow pending the payment of the Warrant Consideration on the Effective Time. If the Merger Agreement is terminated prior to the consummation of the Merger, the Warrants will be returned to me without any payment. I acknowledge that my Tender is a material inducement for OFFC to enter into the Merger Agreement and that my Tender is irrevocable.

I hereby represent and warrant that I am the legal owner of the Warrants, which are registered in my name and constitute all of the warrants issued pursuant to the Warrant Agreement that I own. I hereby further represent that I have the right to transfer the Warrants free of any encumbrances, and the Warrants are free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind and I have not given control or possession of any part of the Warrants to any person. In addition, I hereby acknowledge that, except for the Warrant Consideration, I am not due any consideration from OFFC in connection with the Tender or otherwise with respect to the Warrants. Subject to my receipt of the Warrant Consideration or the return of the Warrants to me upon a termination of the Merger Agreement, I hereby release OFFC and OFB and hold each of OFFC and OFB harmless from any and all claims I have or may have with regard to the Tender and the Warrants.

Date: February , 2015
Print Name:

OceanFirst Financial Corp. and acknowledges receipt of the Warrants in escrow subject to the terms and conditions of the above Termination Agreement.

OceanFirst Financial Corp.

By:
Christopher D. Maher
President and Chief Executive Officer

Exhibit A

Warrant Certificate(s)